UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 3, 2004


                       Commission File Number 001-15977

                             Tiger Telematics, Inc.
             (Exact name of registrant as specified in its charter)

                   Delaware                                13-4051167
        (State or other jurisdiction of                  (IRS Employer
        Incorporation or organization)               Identification Number)

    10201 Centurion Parkway North Suite 600                   32256
            Jacksonville, FL 32256
   (Address of principal executive offices)                (Zip Code)

                                 (904) 279-9240
              (Registrant's telephone number, including area code)






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Item 1.1. ENTRY INTO A MATERIAL DEFINITIVE  AGREEMENT.  STOCK PURCHASE AGREEMENT
TO BUY THE SHARES OF INTEGRA SP DATED OCTOBER 29, 2004, SUBJECT TO THEIR SHAREHOLDER APPROVAL.

Tiger Telematics, Inc. executed a share Purchase Agreement contract dated October 29, 2004 to buy the shares of Integra SP which owns several UK subsidiaries that Integra SP provides software for process management and integration of real-time systems. Integra SP's domain expertise and Altio product set enable businesses to provide integration to various financial services institutions supporting a wide range of formats and protocols. The AltioLive product comprises XML based tools for real-time thin client visualization, dynamic streaming and process connectivity. Through its global presence Integra SP supports customers and partners within the Finance, Government, Public and Energy Sectors. For the fiscal year ended June 30, 2004, Integra had total unaudited revenues of $4.1 million. In addition, the company further announced the creation of a new product Bizmondo for the financial services industry. The Bizmondo is built on the Gizmondo platform and can be used by Integra's current and future financial service customers. It is anticipated that it will take approximately 4 to 6 weeks to obtain the Integra shareholder approvals and complete a closing. The transaction envisions the Company issuing 625,250 shares at close and escrowing 2,794,785 for payouts over two years based on a formula and an earn out. The maximum shares to be issued under the 2 year payout is 1,984,469 and under the earn out is 3,420,035. The Company will release an additional Report on Form 8k after the closing and then set forth the time frame for filing the required audited financial statements due 60 days after completion.

See the attached press release and attached Stock Purchase Agreement.

ITEM: 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On  November 3, 2004 the  Company  completed  a sale,  (that began on October 7,
2004), of 1,618,000 shares of its common stock for an aggregate purchase price of approximately $10.5 million. No warrants were issued. The Company negotiated the purchase price with those investors, based upon the market price of the securities at the time of the negotiation and with an appropriate discount for the restrictions on resale. Its common stock was issued to sophisticated, accredited foreign investors or foreign corporations in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as amended. Each had access to financial information available in public markets and was given the opportunity to review the Company's books, records and other information that they requested. The Company will use a substantial portion of the funds at its Gizmondo Europe Ltd. subsidiary to buy game content for it's to be launched Gizmondo multi-entertainment device and for future increased marketing expenses. The Gizmondo was launched in the UK on October 29, 2004. (See press release attached as Exhibit 99.2)

As noted in previous filings, from time to time, the Company issues shares to various companies and persons that provide products and services to the Company including strategic partners, suppliers, distributors, and professional advisors. The Company anticipates that it will continue this practice. The Company issued approximately 1 million shares to such service providers and employees principally relating to launching the Gizmondo product and expensed approximately aggregating $3 million for these services.

Following completion of issuing the shares pursuant to this transaction, and as a result of the issuance of shares since the last Report on Form 8K and prior to the date of this filing but before issuing shares pursuant to the anticipated closing under the Integra SP Purchase Agreement above, the Company anticipates, that it will have outstanding approximately 31.2 million common shares and warrants to purchase an aggregate of 495,525 common shares, at exercise prices ranging from $5.00 to $11.25, expiring from June 30, 2006 to September 30, 2009.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

         Exhibit 10.1 Integra Stock Purchase Agreement dated October 29, 2004.


         The Press Release dated November 5, 2004 re Integra SP Purchase Agreement is attached hereto as Exhibit 99.1.

         The press releases issued by the Company since October 11, 2004 when the Company filed its last Report on Form 8K to and including November 2, 2004 , are attached hereto as Exhibit 99.2


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIGER TELEMATICS, INC.
(Registrant)


/S/ Michael W. Carrender        Chief Executive Officer       November 9, 2004
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Michael W. Carrender